U.S.A. GROWTH INC.
1530 BROOKHOLLOW DRIVE, SUITE C
SANTA ANA, CA 92705




September 16, 1999


Mr. Steve Kass
Rothstein, Kass & Company, P.C.
85 Livingston Avenue
Roseland, NJ 07068-1785

Dear Mr. Kass:

Enclosed is a copy of the disclosures U.S.A. Growth, Inc. is making in response to Item
304(a) of regulation S-K, in connection with the change in the registrant's certifying accountant.

Please review the enclosed document carefully and provide us with a letter addressed to the Commission stating whether you agree with the statements made, and if not, stating the respects in which you do not agree.

We appreciate your prompt response to this inquiry, as our Form 8-K will be filed with the Commission on September 17, 1999. If you are unable to respond by close of business today, we respectfully request your response as promptly as possible so that we can file the letter with the Commission within ten business days after the filing.

Very truly yours,
U.S.A. GROWTH, INC.


By: /s/ John J. Anton
John J. Anton
President